Exhibit 99.1

SpringWorks Therapeutics Appoints Dr. Martin Mackay to its Board of Directors

July 29, 2024

STAMFORD, Conn., July 29, 2024 (GLOBE NEWSWIRE) -- SpringWorks Therapeutics, Inc. (Nasdaq: SWTX), a commercial-stage biopharmaceutical company focused on severe rare diseases and cancer, today announced the appointment of Martin Mackay, Ph.D. to the Company’s Board of Directors. Dr. Mackay is a highly accomplished research and development (R&D) executive with more than 30 years of pharmaceutical and biotech R&D experience, including leadership roles at Pfizer, AstraZeneca and Alexion.

“Martin is a proven industry leader whose experience in developing and delivering novel treatments to patients in need is exceptional,” said Saqib Islam, Chief Executive Officer of SpringWorks. “His expertise in rare diseases and unique perspectives leading multiple Research and Development organizations across the globe will be extremely valuable to SpringWorks as we advance and expand our pipeline and execute on our mission to make a meaningful difference in patients’ lives. I am delighted to welcome Martin to the SpringWorks team.”

“I am very pleased to join the SpringWorks Board and work with a group of talented and visionary leaders who are driven by a joint mission to develop and deliver transformative therapies for patients with devastating diseases,” said Dr. Mackay. “I believe SpringWorks is uniquely positioned to make a significant impact in therapeutic areas with tremendous potential, and it is an honor to bring my experience and knowledge to support the important work that SpringWorks is doing.”

Dr. Mackay is a co-founder and Executive Chairman of Rallybio, a privately held clinical-stage biotechnology company focused on severe rare diseases that was incorporated in January 2018. Previously, Dr. Mackay was Executive Vice President, Head of Research and Development at Alexion from 2013 until 2017. Prior to joining Alexion, Dr. Mackay served as President, Research and Development at AstraZeneca from 2010 to 2013, where he led the R&D functions worldwide, including discovery research, clinical development, regulatory affairs, and key related R&D functions. From 1995 to 2009, he held various positions at Pfizer Inc., including Senior Vice President of Worldwide Development, where he was a member of the Executive Leadership Team and led a global organization tasked with advancing a portfolio of investigational medicines across a range of disease areas, and President, Head of Pfizer Pharmatherapeutics, R&D, where he oversaw all aspects of small molecule discovery and development across multiple therapeutic areas. From 1986 to 1995, Dr. Mackay worked at Ciba-Geigy (now Novartis) in the United Kingdom and Switzerland, and held various positions in academic research prior to that time. Dr. Mackay is currently a member of the Board of Directors of Charles River Laboratories and Novo Nordisk. He received a First-Class Honours Degree in microbiology from Heriot-Watt University and his Ph.D. in molecular genetics from the University of Edinburgh.

About SpringWorks Therapeutics

SpringWorks is a commercial-stage biopharmaceutical company applying a precision medicine approach to developing and delivering life-changing medicines for people with severe rare diseases and cancer. OGSIVEO® (nirogacestat), approved in the United States for the treatment of adult patients with progressing desmoid tumors who require systemic treatment, is the Company’s first FDA-approved therapy. SpringWorks also has a diversified targeted therapy pipeline spanning solid tumors and hematological cancers, with programs ranging from preclinical development through advanced clinical trials. In addition to its wholly owned programs, SpringWorks has also entered into multiple collaborations with innovators in industry and academia to unlock the full potential for its portfolio and create more solutions for patients in need.

For more information, visit www.springworkstx.com and follow @SpringWorksTx on X (formerly Twitter), LinkedIn, and YouTube.

Contacts:

Kim Diamond

Vice President, Communications and Investor Relations

Phone: 203-561-1646

Email: kdiamond@springworkstx.com

Samantha Hilson Sandler

Senior Director, Investor Relations

Phone: 203-461-5501

Email: samantha.sandler@springworkstx.com